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FRESH CHOICE, INC.                                                  EXHIBIT 11.1
COMPUTATIONS OF NET INCOME PER COMMON AND EQUIVALENT SHARE
(In thousands, except per share amounts)


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
                                             Twelve Weeks Ended                  Thirty-Six Weeks Ended
                                      --------------------------------        --------------------------------
                                      September 7,        September 8,        September 7,        September 8,
                                          1997                1996                1997                1996
                                      ------------        ------------        ------------        ------------
Net income (loss)                        $1,065              $  329              $  649              $  (442)
                                         ======              ======              ======              =======

Weighted average
common shares outstanding                 5,669               5,646               5,664                5,619

Common share equivalents                  1,191                  18               1,191                    -
                                         ------              ------              ------              -------

Shares used in computation                6,860               5,664               6,855                5,619
                                         ======              ======              ======              =======

Net loss per
common and equivalent share              $ 0.16              $ 0.06              $ 0.09              $ (0.08)
                                         ======              ======              ======              =======
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